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EXHIBIT 3.6


                       FOURTH CERTIFICATE OF AMENDMENT TO THE
                 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                         OF
                           FURR'S/BISHOP'S, INCORPORATED

                      _______________________________________

                      PURSUANT TO SECTION 103 AND SECTION 242
                         OF THE GENERAL CORPORATION LAW OF
                               THE STATE OF DELAWARE
                       _______________________________________

     The undersigned, Phillip Ratner, certifies that he is the President of Furr's/Bishop's, Incorporated, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and does hereby further certify as follows:


     FIRST: The name of the Corporation is Furr's/Bishop's, Incorporated.

     SECOND: This Certificate of Amendment to the Corporation's Amended and Restated Certificate of Incorporation was unanimously approved by the Board of Directors of the Corporation and thereafter duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     THIRD: Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

     Section 4.01 of the Amended and Restated Certificate of Incorporation of the Corporation entitled "Authorized Shares" is hereby amended to read in its entirety as follows:

     "SECTION 4.01 AUTHORIZED SHARES. The aggregate number of shares of all classes of capital stock which the Corporation is authorized to issue is 20 million shares, consisting of 15.0 million shares of Common Stock, par value $.01 per share ("Common Stock") and 5 million shares of preferred stock, par value $.01 per share ("Preferred Stock"). Each outstanding share of Common Stock as of the effectiveness of this amendment shall be converted into and reconstituted as one-tenth of a share of Common Stock. No fractional shares shall be issued in the conversion and reconstitution and stockholders shall receive cash in lieu of such fractional shares."

     FOURTH: This amendment shall become effective at 5:00 p.m. on the date of filing.


     IN WITNESS WHEREOF, the Company has caused this Third Certificate of Amendment to its Amended and Restated Certificate of Incorporation to be signed by Phillip Ratner, its President and Chief Executive Officer, this 8th day of December 1999.

                              Furr's/Bishop's, Incorporated

                              By:  /s/ PHILLIP RATNER
                                 ---------------------------------------
                                 Phillip Ratner
                                 President and
                                 Chief Executive Officer


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